Exhibit 99.1

Staffing 360 Solutions Projects Profitability on an
Adjusted EBITDA Basis

As the Company’s Pathway to Profitability Takes Effect, It Is Expected to Result in Adjusted EBITDA Profitability for the Quarter Ended November 30, 2014

New York, NY – November 19, 2014 – Staffing 360 Solutions, Inc. (OTCQB: STAF), a public company executing a global buy-and-build strategy through the acquisition of domestic and international staffing organizations with operations in the US and Europe, today announced that the Pathway to Profitability is beginning to achieve its stated objectives and the Company expects to reach positive Adjusted EBITDA* during the fiscal quarter ended November 30, 2014, ahead of management’s previously announced expectation of Fiscal 2015, which ends May 31, 2015.

Please note that the Company defines Adjusted EBITDA, which is a non-GAAP measure, as earnings (or loss) from continuing operations before interest expense, income taxes, depreciation and amortization, and amortization of non-cash stock-based compensation, non-recurring acquisition and restructuring expenses and goodwill impairment charges. The Company excludes stock-based compensation because it is non-cash in nature.

“We are pleased to report that the Company is forecast to achieve positive Adjusted EBITDA ahead of schedule,” stated Brendan Flood, Executive Chairman of Staffing 360 Solutions. “Although we still expect to report a net loss for the quarter, reaching positive Adjusted EBITDA represents a major milestone. This has been achieved through improved operating performance – as outlined in our recently revised revenue guidance for the November 2014 quarter – in combination with improving cost controls at the corporate level. We look forward to keeping the investment community apprised of our progress and achievements as we continue to pursue our Pathway to Profitability and grow both organically and through our highly selective acquisition strategy.”

Complementing these optimized cost controls as part of the Pathway to Profitability, Staffing 360 Solutions has begun converting debt into equity in order to strengthen its balance sheet. As the management team mentioned during its Fiscal Q1 earnings conference call, this will result in an accounting charge, primarily non-cash, in Fiscal Q2 ended November 30, 2014. Further details will be available in the Company’s upcoming 10-Q filing for the quarter ended November 30, 2014.

In addition to the positive Adjusted EBITDA, management believes the Company is still on target to reach its previously announced revenue guidance of $35.0 million for the quarter ended November 30, 2014, up from $2.0 million for the same period of 2013. Staffing 360 Solutions has achieved this significant revenue growth by successfully completing five acquisitions since 2013, which have included operations in the United States and United Kingdom.

* See explanation of “Non-GAAP Financial Measures” below.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (OTCQB: STAF) is a public company in the staffing sector engaged in the execution of a global buy-and-build strategy through the acquisition of domestic and international staffing organizations with operations in the US and Europe. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT and cybersecurity industries. The Company believes the staffing industry offers opportunities to create a successful public company with a longer term objective of accretive acquisitions that will drive annual revenues to $300 million. For more information, please visit: www.staffing360solutions.com

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Non-GAAP Financial Measures

The Company uses financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) in evaluating its financial and operational decision making regarding potential acquisitions, as well as, a means to evaluate and compare period-to period performance. The Company presents these non-GAAP financial measures because it believes them to be an important supplemental measure of performance that are commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We refer you to the reconciliations above.

The Company defines Adjusted EBITDA as earnings (or loss) from continuing operations before interest expense, income taxes, depreciation and amortization, and amortization of non-cash stock-based compensation, non-recurring acquisition and restructuring expenses and goodwill impairment charges. The Company excludes stock-based compensation because it is non-cash in nature.

Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to, the ability to enter into any additional acquisitions and the size of future revenue. Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Investor Contact:

Staffing 360 Solutions, Inc.

Darren Minton, Executive Vice President

212.634.6413

investors@staffing360solutions.com

Financial Contact:

Staffing 360 Solutions, Inc.

Jeff R. Mitchell, Chief Financial Officer

212.634.6411

info@staffing360solutions.com